Exhibit 99.1

Cartesian Therapeutics Establishes New Corporate Headquarters and State-of-the-Art mRNA Cell Therapy cGMP Manufacturing Facility in Frederick, Maryland

– New facility expected to support expanded cGMP manufacturing of clinical and commercial supply of Company’s pipeline of mRNA cell therapies for the treatment of autoimmune diseases –

GAITHERSBURG, MD, March 5, 2024 (GLOBE NEWSWIRE) – Cartesian Therapeutics, Inc. (NASDAQ: RNAC), a clinical-stage biotechnology company pioneering mRNA cell therapy for autoimmune diseases, today announced its plans to transition its corporate headquarters to Frederick, Maryland. The approximately 20,000 square foot state-of-the-art current good manufacturing practice (cGMP) compliant facility has clinical and commercial manufacturing scale capabilities designed to support the Company's maturing pipeline of innovative mRNA cell therapies for the treatment of autoimmune disease.

“Our new headquarters and manufacturing facility will provide us with the infrastructure to support our next phase of growth while allowing us to remain in the vibrant I-270 Biotech Corridor community,” said Carsten Brunn, Ph.D., President and Chief Executive Officer of Cartesian. “Importantly, we believe the new facility will allow us to scale our wholly-owned, in-house cGMP manufacturing capabilities for late-stage clinical and commercial supply of our mRNA cell therapy product candidates, while continuing to maintain control over product quality and production.  We look forward to relocating to Frederick as we continue to work toward our mission of expanding the reach of cell therapy to patients with autoimmune diseases.”

Cartesian’s internally manufactured portfolio of mRNA cell therapies is purposefully designed to expand the reach of cell therapy to autoimmunity with product candidates that have the potential to be administered conveniently and safely in an outpatient setting without lymphodepletion chemotherapy. Topline data from the Phase 2b study of Descartes-08 in myasthenia gravis (MG) is expected in mid-2024. This is the first randomized placebo-controlled trial of cell therapy in autoimmunity.

About Cartesian Therapeutics

Cartesian Therapeutics is a clinical-stage company pioneering mRNA cell therapies for the treatment of autoimmune diseases. The Company’s lead asset, Descartes-08, is a potential first-in-class mRNA CAR-T in Phase 2b clinical development for patients with generalized myasthenia gravis. Additional Phase 2 studies are planned in systemic lupus erythematosus under an allowed IND, as well as basket trials in additional autoimmune indications. The Company’s clinical-stage pipeline also includes Descartes-15, a next-generation, autologous anti-BCMA mRNA CAR-T. For more information, please visit www.cartesiantherapeutics.com or follow the Company on LinkedIn or X, formerly known as Twitter.

Forward Looking Statements

Any statements in this press release about the future expectations, plans and prospects of the Company, including without limitation, statements regarding the Company’s headquarters relocation, the Company’s manufacturing capabilities and ability to supply necessary quantities of its product candidates for clinical trials and potential commercialization, the Company’s ability to maintain control over its product quality and production, the potential of Descartes-08 and Descartes-15 and the Company’s other product candidates to treat myasthenia gravis, systemic lupus erythematosus, or any other disease, the anticipated timing or the outcome of ongoing and planned clinical trials, studies and data readouts, the anticipated timing or the outcome of the FDA’s review of the Company’s regulatory filings, the Company’s ability to conduct its clinical trials and preclinical studies, the timing or making of any regulatory filings, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, the following: the uncertainties inherent in the initiation, completion and cost of clinical trials including proof of concept trials, including uncertain outcomes, the availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results from a particular clinical trial will be predictive of the final results of that trial and whether results of early clinical trials will be indicative of the results of later clinical trials, the ability to predict results of studies performed on human beings based on results of studies performed on non-human subjects, the unproven approach of the Company’s RNA Armory® technology, potential delays in enrollment of patients, undesirable side effects of the Company’s product candidates, its reliance on third parties to conduct its clinical trials, the Company’s inability to maintain its existing or future collaborations, licenses or contractual relationships, its inability to protect its proprietary technology and intellectual property, potential delays in regulatory approvals, the availability of funding sufficient for its foreseeable and unforeseeable operating expenses and capital expenditure requirements, the Company’s recurring losses from operations and negative cash flows, substantial fluctuation in the price of the Company’s common stock, risks related to geopolitical conflicts and pandemics and other important factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and in other filings that the Company makes with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any intention to update any forward-looking statements included in this press release, except as required by law.

Contact Information:

Investor Relations:
Melissa Forst
Argot Partners
cartesian@argotpartners.com

Media:
David Rosen
Argot Partners
cartesian@argotpartners.com